Mail Stop 3561

January 3, 2006


Via U.S. Mail


Mr. Peter A. Morton
Chief Executive Officer
Hard Rock Hotel, Inc.
4455 Paradise Road
Las Vegas, Nevada 89109


	RE:	Hard Rock Hotel, Inc.
		Form 10-K for the year ended December 31, 2004
		Filed March 31, 2005
		File No. 333-53211


Dear Mr. Morton:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


Sincerely,



Linda Cvrkel
Branch Chief


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Mr. Peter A. Morton
Hard Rock Hotel, Inc.
October 5, 2005
Page 1